Exhibit 10.25

RESTRICTED STOCK UNIT AWARD AGREEMENT

Amended & restated

PRAIRIE OPERATING CO.

LONG TERM INCENTIVE PLAN

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) evidences an award made as of [●], 20__ (the “Date of Grant”), by Prairie Operating Co., a Delaware corporation (the “Company”), to [●] (“Grantee”). Capitalized terms used in this Agreement that are not defined below or in the body of this Agreement shall have the meanings given to them in the Plan.

1. Award. The Company hereby grants Grantee an award (this “Award”) to receive [●] Restricted Stock Units (the “Restricted Stock Units”). Each Restricted Stock Unit represents an unfunded and unsecured right to receive one share of common stock, par value $0.01, of the Company (“Stock”), plus an additional amount pursuant to Section 3 hereof, subject to certain restrictions and on the terms and conditions contained in this Agreement and the Amended & Restated Prairie Operating Co. Long Term Incentive Plan (as it may be amended or restated from time to time, the “Plan”). A copy of the Plan is available upon request. Except as provided below, to the extent that any provision of this Agreement conflicts with the terms of the Plan, Grantee acknowledges and agrees that those terms of the Plan shall control and, if necessary, the applicable provisions of this Agreement shall be deemed amended so as to carry out the purpose and intent of the Plan.

2. No Stockholder Rights. The Restricted Stock Units granted pursuant to this Agreement do not and shall not entitle Grantee to any rights of a stockholder of the Company before the date shares of Stock are actually issued to Grantee in settlement of this Award. Grantee’s rights with respect to the Restricted Stock Units shall remain forfeitable at all times prior to the date on which such rights become vested in accordance with Section 4 or 5 hereof.

3. Dividend Equivalents. If the Company declares and pays an ordinary cash dividend in respect of its outstanding shares of Stock and, on the record date for such dividend, Grantee holds unvested Restricted Stock Units, then a dividend equivalent equal to the per share amount of such dividend shall be credited on all Restricted Stock Units underlying this Award and outstanding on the record date for such dividend, such dividend equivalents to be payable in cash without interest on following the vesting of the Restricted Stock Units on which the dividend equivalents were credited, and such payment shall be delivered in accordance with the timing described in Section 6 hereof. Any such dividend equivalents shall be subject to the same terms and conditions, including vesting and forfeiture, as the Restricted Stock Units on which the dividend equivalents were credited. Dividends and distributions payable on Stock other than in cash will be addressed in accordance with Section 9 hereof.

Restricted Stock Unit Award Agreement	Page 1 of 7	Date of Grant: [______] [Insert Grantee Name]

[Form for Non-Employee Director or Consultant]

4. Vesting of Restricted Stock Units. Subject to Section 5 hereof, the Restricted Stock Units will vest on [_______________] (the “Scheduled Vesting Date”); provided, that, Grantee has been in Continuous Service with the Company through the Scheduled Vesting Date. For purposes of this Agreement, Grantee’s “Continuous Service” with the Company shall mean that Grantee’s service with the Company or an Affiliate, whether as an employee, consultant, director, or other individual service provider, is not interrupted or terminated, and Grantee’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which Grantee renders service to the Company or an Affiliate as an employee, consultant director, or other individual service provider, or a change in the entity for which Grantee renders such service, provided that there is no interruption or termination of Grantee’s Continuous Service.

5. Ceasing Continuous Service prior to Scheduled Vesting Date.

(a) General. Unless vesting is otherwise accelerated in accordance with the terms of this Agreement or the Plan, if Grantee ceases Continuous Service (other than due to death, Disability, or upon a Change of Control) on or before the Scheduled Vesting Date, any unvested RSUs (and any dividend equivalent accumulations with respect thereto) shall be forfeited and Grantee shall have no further interest in such RSUs (or such dividend equivalent accumulations).

(b) Change of Control; Death; Disability. Upon a Change of Control or upon Grantee’s cessation of Continuous Service due to death or Disability, any unvested RSUs will become automatically fully vested. The term “Disability” means Grantee’s inability to engage in any substantial gainful activity necessary to perform his or her duties for the Company by reason of any medically determinable physical or mental impairment which can be expected to result in death, or which has lasted, or can be expected to last, for a continuous period of not less than twelve (12) consecutive months.

6. Settlement of Vested Restricted Stock Units.

(a) General. Subject to the terms of this Agreement, including, without limitation, Section 12 hereof, the Company shall issue to the Grantee or his or her beneficiary, as the case may be, (i) a number of shares of Stock equal to 60% of the Restricted Stock Units subject to this Award, and (ii) as determined by the Committee, either (A) an amount of cash equal to the Fair Market Value (determined as of the date of vesting of the underlying Restricted Stock Units) of a number of shares of Stock equal to 40% of the Restricted Stock Units subject to this Award or (B) a number of shares of Stock equal to 40% of the Restricted Stock Units subject to this Award (or a combination thereof), as soon as practicable following the date on which the underlying Restricted Stock Unit vests; provided, however, that, except as provided in Section 6(b) below, in no event will the issuance of such shares of Stock be deferred subsequent to March 15th of the year following the year in which such Restricted Stock Unit vests.

(b) Section 409A Deferral. Notwithstanding the foregoing, in accordance with Section 6(e)(ii) of the Plan, the Committee may, but is not required to, prescribe rules pursuant to which Grantee may elect to defer settlement of the Restricted Stock Units. Any deferral election must be made in compliance with such rules and procedures as the Committee deems advisable, including the requirements of Section 409A of the Code and the Treasury regulations promulgated thereunder (“Section 409A”). In the event that payment is deferred until Grantee’s termination of service, no payment shall be made until such Grantee incurs a “separation from service” within the meaning of Section 409A (“Separation from Service), and further, if Grantee is a “specified employee” of the Company, as defined in Treas. Reg. §1.409A-1(i), at the time of Grantee’s Separation from Service, the settlement date of any such payment shall be delayed until the first day of the seventh month following Grantee’s Separation from Service, to the extent such delay is required under Section 409A.

Restricted Stock Unit Award Agreement	Page 2 of 7	Date of Grant: [______] [Insert Grantee Name]

[Form for Non-Employee Director or Consultant]

(c) Transfer of Shares. Any shares of Stock issued pursuant to this Agreement shall be in book entry form registered in the name of Grantee or his or her beneficiary, as the case may be. The value of any fractional vested Restricted Stock Units shall be paid in cash at the time the Stock is issued to Grantee in connection with the settlement of the vested Restricted Stock Units. The value of the fractional Restricted Stock Units shall equal the percentage of a Restricted Stock Unit represented by a fractional Restricted Stock Unit multiplied by the Fair Market Value of the Stock. The value of such shares of Stock shall not bear any interest owing to the passage of time.

7. Non-transferability of Award. The Restricted Stock Units granted hereunder may not be sold, transferred, pledged, assigned, encumbered, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Following Grantee’s death, any shares of Stock issuable to Grantee in respect of then-outstanding Restricted Stock Units will be issued to Grantee’s legal representative, at the time specified in Section 6 hereof.

8. Beneficiary Designation. Grantee may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) to receive any shares of Stock issuable or cash payable hereunder to Grantee following Grantee’s death at the time specified in Section 6 hereof. Each designation will revoke all prior designations, shall be in a form prescribed by the Committee, and will be effective only when filed in writing with the Company during Grantee’s lifetime. In the absence of any such effective designation, shares of Stock issuable under this Agreement in connection with Grantee’s death shall be issued to Grantee’s surviving spouse, if any, or otherwise to Grantee’s estate.

9. Adjustments in Respect of Restricted Stock Units. In the event there is any change in the Stock by reason of any reorganization, recapitalization, stock split, stock dividend, combination of shares, or otherwise, the number of shares associated with the Restricted Stock Units subject to this Agreement shall be adjusted in the manner consistent with the adjustment provisions provided in Section 8 of the Plan.

10. Effect of Settlement. Upon issuance of a share of Stock in settlement of a Restricted Stock Unit, such Restricted Stock Unit shall be cancelled and terminated.

11. Furnish Information. Grantee agrees to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirements imposed upon the Company by or under any applicable statute or regulation.

Restricted Stock Unit Award Agreement	Page 3 of 7	Date of Grant: [______] [Insert Grantee Name]

[Form for Non-Employee Director or Consultant]

12. Responsibility for Taxes. None of the Company nor any of its Affiliates shall be liable or responsible in any way for the tax consequences relating to a grant of the Restricted Stock Units, the lapse of the restrictions hereunder, or the settlement of the Restricted Stock Units. Grantee agrees to determine and be responsible for any and all tax consequences to Grantee relating to the grant of the Restricted Stock Units and the issuance of Stock or payment of cash hereunder. If the Company is obligated to withhold an amount on account of any tax imposed as a result of the issuance of shares of Stock or payment of cash in satisfaction of an award of Restricted Stock Units or the release of any restrictions or limitations in respect of Restricted Stock Units, the provisions of the Plan regarding tax withholding shall apply (including any required payments by Grantee). The award of Restricted Stock Units as provided in this Agreement and any issuance of shares of Stock or payment pursuant to this Agreement are intended to comply with (or qualify for an exemption from) Section 409A.

13. No Employment Rights; Service with the Company. No provision of this Agreement shall give Grantee any right to, or to continue in, service with the Company. In addition, no provision of this Agreement shall give Grantee any right to, or to the extent Grantee becomes an employee of the Company following the Date of Grant, to continue in, the employ of the Company, any Affiliate, or any other entity, or create any inference as to the length of employment of Grantee, or affect the right of the Company (or any Affiliate or any other entity) to terminate the employment or other service of Grantee (with or without “cause” or with or without prior notice) or give Grantee any right to participate in any employee welfare or benefit plan or other programs of the Company, any Affiliate or any other entity.

14. No Liability for Good Faith Determinations. Neither the Company, the Committee nor members of the Board shall be liable for any act, omission, or determination taken or made in good faith with respect to this Agreement or the Restricted Stock Units granted hereunder.

15. No Guarantee of Interests. The Board and the Company do not guarantee the Stock from loss or depreciation.

16. Notices. Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail. Any such notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date on which it is personally delivered, or, whether actually received or not, on the third business day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has theretofore specified by written notice delivered in accordance herewith. The Company or Grantee may change, at any time and from time to time, by written notice to the other, the address which it or he or she had previously specified for receiving notices.

The Company and Grantee agree that any notices shall be given to the Company or to Grantee at the following addresses:

Company:	Prairie Operating Co.
Attn: General Counsel
602 Sawyer Street
Suite 710
Houston, Texas 77007

Restricted Stock Unit Award Agreement	Page 4 of 7	Date of Grant: [______] [Insert Grantee Name]

[Form for Non-Employee Director or Consultant]

Grantee:	At Grantee’s current address as shown in the Company’s records.

17. Waiver of Notice. Any person entitled to notice hereunder may waive such notice in writing.

18. Successor. This Agreement shall be binding upon Grantee and Grantee’s legal representatives, heirs, legatees, and distributees, and upon the Company, its successors and assigns.

19. Headings. The titles and headings of Sections are included for convenience of reference only and are not to be considered in the construction of the provisions hereof.

20. Governing Law. All questions arising with respect to the provisions of this Agreement shall be determined by application of the laws of the State of Delaware except to the extent Delaware law is preempted by federal law. The obligation of the Company to sell and deliver Stock hereunder is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock.

21. Execution of Receipts and Releases. Any payment of cash or any issuance or transfer of shares of Stock or other property to Grantee, or to Grantee’s legal representative, heir, legatee, or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such persons hereunder. The Company may require Grantee or Grantee’s legal representative, heir, legatee, or distributee, as a condition precedent to such payment or issuance, to execute a release and receipt therefor in such form as it shall determine.

22. Amendment. This Agreement may be amended at any time unilaterally by the Company; provided, however, that, notwithstanding anything in the Plan to the contrary, no amendment of this Agreement may materially and adversely affect Grantee’s rights under this Agreement without the prior written consent of Grantee, except to the extent the Company believes in good faith that an amendment is desirable or necessary to comply with applicable law, including, but not limited to, Section 409A.

23. The Plan; Entire Agreement. This Agreement is subject to all the terms, conditions, limitations and restrictions contained in the Plan. This Agreement, together with the Plan, constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties, and agreements between the parties with respect to the Restricted Stock Units granted hereby. Without limiting the scope of the preceding sentence, except as provided therein, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.

24. Construction; Section 409A. It is intended that the terms of this Award will not result in the imposition of any tax liability pursuant to Section 409A. This Agreement shall be construed and interpreted consistent with that intent. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Grantee on account of non-compliance with Section 409A

Restricted Stock Unit Award Agreement	Page 5 of 7	Date of Grant: [______] [Insert Grantee Name]

[Form for Non-Employee Director or Consultant]

25. Compliance with Law. The receipt of the Restricted Stock Units or the lapse of any forfeiture restrictions and payments in connection therewith shall be subject to compliance by the Company and Grantee with all applicable requirements of federal and state securities laws and all applicable requirements of any stock exchange on which the Company’s shares of Stock may be listed. No shares of Stock shall be issued in payment for any Restricted Stock Unit (if applicable) unless and until any then applicable requirements of state or federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. Grantee understands that the Company is under no obligation to register the shares of Common Stock with the Securities and Exchange Commission, any state securities commission or any stock exchange to effect such compliance. Grantee represents and agrees that Grantee will not sell the Stock that may be issued to Grantee pursuant to Grantee’s Restricted Stock Units except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration under the Securities Act (including Rule 144 promulgated thereunder).

26. Imposition of Other Requirements. The Company reserves the right to impose other requirements on Grantee’s participation in the Plan, on the Restricted Stock Units, and on any shares of Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

27. Electronic Delivery and Acknowledgement. By Grantee’s acceptance of this Award, Grantee is acknowledging that he or she has received and read, understands, and accepts all the terms, conditions, and restrictions of this Agreement and the Plan. The Company may, in its sole discretion, deliver any documents related to this Award and this Agreement, or other awards that have been or may be awarded under the Plan, by electronic means, including prospectuses, proxy materials, annual reports, and other related documents, and the Company may, in its sole discretion, engage a third party to effect the delivery of these documents on its behalf and provide other administrative services related to this Award and the Plan. By Grantee’s acceptance of this Award, Grantee consents to receive such documents by electronic delivery and to the engagement of any such third party.

[Signature page follows.]

Restricted Stock Unit Award Agreement	Page 6 of 7	Date of Grant: [______] [Insert Grantee Name]

[Form for Non-Employee Director or Consultant]

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and Grantee has executed this Agreement, each effective as of the date first above written.

PRAIRIE OPERATING CO:

By:
Name:
Title:

GRANTEE:

[Insert Grantee Name]

Restricted Stock Unit Award Agreement	Page 7 of 7	Date of Grant: [______] [Insert Grantee Name]